Exhibit 99.1

VioQuest Pharmaceuticals Announces Initial Closing of Private Placement

BASKING RIDGE, N.J.--(BUSINESS WIRE)--VioQuest Pharmaceuticals (OTCBB: VQPH - News) announced today it has raised approximately $0.7 million through the sale of units consisting of shares of its Series A Convertible Preferred Stock and warrants to purchase shares of its Common Stock, pursuant to a series of subscription agreements dated March 14, 2008 with certain accredited investors.

The initial closing of the private placement consisted of the sale of 765 shares of Series A Convertible Preferred Stock for $1,000 per share. Each share of Series A Convertible Preferred Stock sold in the initial closing is convertible into shares of the Company's Common Stock at $0.10 per share, or 7.65 million shares of common stock in the aggregate. The purchasers also received a five-year warrant to purchase an aggregate of approximately 3.83 million shares of Common Stock at an exercise price of $0.13 per share. The Series A Convertible Preferred Stock is entitled to an annual dividend equal to 6% of the applicable issuance price per annum, payable semi-annually. The Company reserves the right to terminate the offering of Series A Convertible Preferred Stock and warrants at any time or when subscriptions for the maximum gross offering amount of $6.9 million are received.

As a condition to the initial closing of the private placement, the holders of the Company’s outstanding senior convertible promissory notes in the aggregate principal amount of $3.7 million, which were issued in June and July 2007, agreed to convert such notes, together with accrued interest, into approximately 3,900 shares of the Company’s newly-designated Series B Convertible Preferred Stock. The Series B Convertible Stock contain substantially the same economic terms as the previously outstanding senior convertible notes.

VioQuest intends to use the proceeds of the private placement for general corporate purposes, including working capital.

The securities sold and issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. As part of the transaction, VioQuest has agreed to file a registration statement with the Securities and Exchange Commission for purposes of registering the resale of all of the Common Stock underlying the Series A Convertible Preferred Stock and warrants issued in the private placement.

This news release is being issued pursuant to Rule 135c under the Securities Act, and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About VioQuest Pharmaceuticals

VioQuest Pharmaceuticals is a New Jersey-based biotechnology company dedicated to becoming a recognized leader in the successful development of novel drug therapies targeting both the molecular basis of cancer and side effects of treatment. VioQuest’s oncology portfolio includes: VQD-002 (triciribine phosphate monohydrate), a targeted inhibitor of Akt activation; Lenocta™ (sodium stibogluconate), an inhibitor of certain protein tyrosine phosphatases such as SHP-1, SHP-2, and PTP1B; and Xyfid™ (1% topical uracil), for the treatment and prevention of Hand-Foot Syndrome, a common side effect from certain chemotherapy treatments, and to treat dry skin conditions and manage the burning and itching associated with various dermatoses.

Further information about VioQuest can be found at www.vioquestpharm.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause VioQuest's actual results and experiences to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These forward-looking statements concern the timing, progress and results of the clinical development, regulatory processes, potential clinical trial initiations of VioQuest’s product candidates, as well as the potential role these product candidates may play in the treatment of cancers. These statements are often, but not always, made through the use of words or phrases such as anticipates, expects, plans, believes, intends, and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. These statements are subject to various risks and uncertainties and include VioQuest’s need for additional capital to fund its clinical development programs, the possibility that the results of clinical trials will not support VioQuest's claims, the possibility that VioQuest's development efforts relating to its product candidates will not be successful, the inability to obtain regulatory approval of VioQuest's product candidates, VioQuest's reliance on third-party researchers to develop its product candidates, its lack of experience in developing and commercializing pharmaceutical products, and the possibility that its licenses to develop and commercialize its product candidates may be terminated. Additional risks are described in VioQuest's Annual Report on Form 10-KSB for the year ended December 31, 2006. VioQuest assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:
Investors:
VioQuest Pharmaceuticals
Brian Lenz, 908-766-4400 ext. 117
Chief Financial Officer
brian.lenz@vioquestpharm.com

Source: VioQuest Pharmaceuticals